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EXHIBIT 16



August 6, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K/A dated August 6, 1997, of Telident, Inc. and are in agreement with the statements contained in Item 4(a)(i), (ii), (iii) and (iv) thereof. We agree with the statements made by Telident, Inc. in such Report.

                                       /s/ McGladrey & Pullen, LLP
                                       McGladrey & Pullen, LLP